MERCK & CO., INC.

                         PROFESSIONAL SERVICES AGREEMENT



       THIS AGREEMENT is entered into this first day of October, 1994 between MERCK & CO., INC., having a place of business at One Merck Drive, Whitehouse Station, New Jersey 08889-0100 ("MERCK") and JUDGE TECHNICAL SERVICES, INC., having a place of business at Two Bala Plaza, Suite 800, Bala Cynwyd, Pennsylvania 19004 ("VENDOR");

       WHEREAS, VENDOR is in the business of providing computer programming and consulting services; and

       WHEREAS, MERCK wishes to obtain from VENDOR, subject to the terms and conditions contained herein, certain computer programming and consulting services;

       NOW THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

ARTICLE 1: SERVICES TO BE PROVIDED

1.1 The services set forth in the Merck Contractor Request Form are to be provided to MERCK by VENDOR. The total fee due VENDOR for such services is included in the fee referred to in Article 4.

ARTICLE 2: PROGRESS REPORTS

2.1 VENDOR will submit weekly progress reports to Merck's hiring managers, if requested. All progress reports will be signed by VENDOR and shall detail the status of VENDOR's performance since the preceding report and the progress expected to be made in the next succeeding reporting period.

2.2 VENDOR will submit quarterly reports to MERCK detailing the professional services provided to MERCK. The quarterly reports will be submitted in the form attached as Schedule A.

ARTICLE 3:  INTELLECTUAL PROPERTY

3.1 VENDOR understands that any information provided by MERCK is the exclusive proprietary property of MERCK and that the same must be treated at all times in accordance with the confidentiality provisions of this Agreement.

3.2 All ownership rights in and related intellectual property rights to any deliverable, end product, work product, discovery, invention, idea, know-how and/or technique, including but not limited to software and data processing



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         material, developed by VENDOR in the course of performance of services hereunder, or developed jointly by MERCK and VENDOR shall remain in or are hereby assigned to MERCK. VENDOR shall furnish to MERCK. all copies of any applicable source codes, drawings, plans, specifications and data developed or produced under this Agreement. VENDOR will cooperate with MERCK and execute such other documents as may be appropriate to achieve the objectives of this section.

3.3 VENDOR shall not use, sell, sub-lease, assign, give or otherwise transfer to any third party, any information or material provided to VENDOR by MERCK or developed by VENDOR under or as a result of this Agreement, except that VENDOR may provide said information to any of its officers, employees and subcontractors who VENDOR requires to have said information for fulfillment of VENDOR's obligations hereunder. Each officer, employee and/or subcontractor to whom any MERCK confidential information is to be disclosed shall be advised by VENDOR of, and bound by the confidentiality and intellectual property terms of this Agreement.




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3.4      VENDOR shall, at all times, treat all information and material provided to VENDOR by MERCK or developed by VENDOR under or as a result of this Agreement in accordance with the confidentially provisions of this Agreement.

3.5 All writings, including without limitation software program code, logic diagrams, flow charts, procedural diagrams, maps and any documentation related thereto, produced by VENDOR in the course of its work for MERCK are considered works made for hire and the property of MERCK, including without limitation any copyrights on the writings; but to the extent any such writing, may not, by operation of law or otherwise, be works made for hire, VENDOR hereby assigns and transfers to MERCK the ownership of copyright in such works, whether published or unpublished. VENDOR will cooperate with MERCK and execute such other documents as may be appropriate to achieve the objectives of this section.

ARTICLE 4: PAYMENT AND FEES

4.1 Payment for all work to be performed under this Agreement shall be made by MERCK to VENDOR thirty days from receipt of invoice. Said payment shall be inclusive of all goods and services provided by VENDOR hereunder, and all other rights, taxes, goods and services to be provided under this Agreement, and MERCK shall not be liable to VENDOR for any other or additional fees unless expressly agreed to un writing. Any taxable portion of services will be separately stated along with the applicable tax.

4.2 VENDOR agrees that the fees and expenses for the personnel provided hereunder shall be as set forth in Schedule B, provided that where Schedule B specifies a range of fees, then the fee shall be as agreed in writing between VENDOR and MERCK, within the limits specified in such range. VENDOR further agrees that MERCK shall be given a discount on all fees for services rendered hereunder un the current Calendar Quarter, based upon the amount paid to VENDOR for the preceding four Calendar Quarters under this and any other agreement between VENDOR and MERCK for computer programming services under Merck's "Preferred Vendor Program", as provided in Schedule B. For the purpose of the foregoing, Calendar Quarter shall mean the three month periods ending March 31, June 30, September 30 and December 31 each year.

4.3 VENDOR will invoice by the tenth day of each month for the previous month's billable hours. The use of separate invoices for each contract employee will not be allowed. Invoices shall be submitted to designated MERCK invoice administrators. VENDOR shall folw the consolidated invoicing sample attached as Schedule C.



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4.4      VENDOR agrees that the amount due VENDOR for personnel provided under any existing agreement between VENDOR and MERCK for computer programming services under MERCK's "Preferred Vendor Program" shall be as specified in Schedule B, effective January 1, 1995, and all such agreements are hereby amended accordingly. Notwithstanding the foregoing, all such fees shall at all times be counted toward the discount referred to in the last two sentences of Article 4.2.

ARTICLE 5: VENDOR'S STAFF

5.1 ln the performance of this Agreement, VENDOR shall at all times act as and be deemed an independent contractor. Nothing in this Agreement shall be construed to render VENDOR or any of its employees, agents or officers, an employee, joint venture, agent, or partner of MERCK. VENDOR is not authorized to assume or create any obligations or responsibilities, express or implied, on behalf of or in tile name of MERCK. It is understood that the employees, methods, facilities and equipment of VENDOR shall at all times be under VENDOR's exclusive direction and control.

5.2 Neither MERCK nor VENDOR shall use the other's name for any commercial purpose without the other party's prior written consent.




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5.3      VENDOR's employees assigned to the MERCK account who will be on-site shall comply with MERCK's health and safety policies, including MERCK's no smoking policy, and other applicable MERCK policies while on-site.

5.4 VENDOR is responsible for and shall pay all charges for its staff or employees' salary, insurance, taxes and all other costs, benefits or expenses, including those arising from injury arising out of the performance of this Agreement. VENDOR agrees to comply with any Federal, State or Local withholding requirements applicable to its staff or employees. In accordance with this Agreement, VENDOR shall indemnify, defend and hold harmless MERCK against and such salary, insurance, taxes, benefits, costs or expenses incurred by reason of the performance of services for MERCK by VENDOR's staff or employees, without regard to any outside party's description of the employment status of such person.

5.5 Holidays to be observed for the period covered by this agreement shall be un accordance with the (personnel assigned) site specific holiday list. No payment shall be due to VENDOR for holidays unless services are provided on those holidays.

5.6 MERCK will instruct the VENDORS on the method for screening applicants and their resumes to ensure that they meet the minimum qualifications for the job.

5.7 The VENDORS are responsible for submitting to MERCK hiring managers only resumes of qualified applicants. To ensure that applicants are qualified, the vendor must conduct personal interviews which may include validated testing and thoroughly screen resumes to verify the applicants' claimed educational backgrounds and work experiences. If applicants do not meet the minimum qualifications for the jobs, the reasons for submitting their resumes must be provided to the hiring managers, in writing.

5.8 MERCK shall have the right to require VENDOR to replace any of its contact employees hereunder if such persons are not providing satisfactory services. If VENDOR has submitted to MERCK a resume with respect to such person which VENDOR knows, or reasonably should have known through the performance of a thorough screening and background check, contains false information, then MERCK shall have no obligation to pay any compensation or reimbursement of expenses to VENDOR with respect to such person.

ARTICLE 6: INSURANCE




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6.1      VENDOR shall carry and maintain in force at all times relevant hereto insurance of the type and minimum coverage amounts as follows:

         a.       Workmen's Compensation and Employers' Liability
                  Insurance providing for payment of benefits to and for the account of employees employed in connection with the work covered by this

                  Agreement as required by the statutes of the state where the work is being performed.

         b. Comprehensive General Liability Insurance with minimum limits of $1,000,000 combined bodily injury and property damage per occurrence and aggregate.

         c. Comprehensive Automobile Liability Insurance in amounts not less than $1,000,000 combined single limit bodily injury and property damage per occurrence and aggregate.

6.2 Upon written request by MERCK, VENDOR shall increase the above insurance limits or obtain additional insurance coverage.

6.3 All insurance policies shall contain an endorsement waiving all subrogation rights against MERCK.




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6.4      Prior to the commencement of this Agreement, certificates of insurance evidencing the coverage required above shall be filed with MERCK. Such certificates shall be issued by insurers approved by MERCK shall provide that the insurer must give MERCK not less than thirty (30) days advance notice of any change in or cancellation of coverage and shall name MERCK as an additional named insured, as applicable.

6.5 Neither failure of VENDOR to comply with any or all of the insurance provisions of this Agreement, nor the failure to secure endorsements on the policies as may be necessary to carry out the terms and provisions of this Agreement shall be construed to limit or relieve VENDOR from any of its obligations under this Agreement, including this insurance clause.

ARTICLE 7: TERM AND TERMINATION

7.1 The effective date of this Agreement and the rights created herein shall be the date that this Agreement is fully executed by the parties, except that the terms and conditions regarding intellectual property rights and confidentiality shall apply to all disclosures of confidential information and all discoveries and developments occurring prior to the execution of this Agreement. Subject to the remaining provisions of this Article 7, the term of this Agreement shall expire on the second anniversary of the effective date of this Agreement.

7.2 With respect to adjusting prices after one year, if the parties want to amend the agreement to change the fee structure by mutual agreement, they can do so without any special language in the contract. If either party disagrees, there will be no change to the fee structure.

7.3 The rights and obligations created herein shall be subject to termination only in accordance with the termination provisions of this Agreement.

7.4 MERCK SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT OR SERVICES COVERED BY ANY CONTRACTOR REQUEST FORM UNDER THIS AGREEMENT AT ANY TIME WITH WRITTEN NOTICE AND FOR ANY REASON AND WITHOUT LIABILITY OTHER THAN TO PAY FOR SERVICES PERFORMED THROUGH TERMINATION. IN SUCH EVENT, VENDOR SHALL BE BOUND BY ALL CONFIDENTIALITY, INTELLECTUAL PROPERTY, WARRANTY AND INDEMNITY OBLIGATIONS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

7.5 Upon MERCK's termination of this Agreement, VENDOR will cease all work being performed under this Agreement and destroy or deliver to MERCK all copies of and any and all



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         materials or information provided by MERCK to VENDOR or created by
         VENDOR hereunder, whether complete or partially complete. Upon MERCK's termination of services under any Contractor Request Form, VENDOR will cease all work being performed under such Contractor Request Form and destroy or deliver to MERCK all copies of any and all materials or information provided by MERCK to VENDOR or created by VENDOR hereunder which relate thereto, whether complete or partially complete. Termination by MERCK of services under any Contractor Request Form shall not affect any other services being rendered under any other Contractor Request Form. If requested by MERCK, VENDOR shall certify to MERCK, in writing, that the foregoing steps have been taken.

7.6 Termination of this Agreement by MERCK under this Article shall not effect either party's duty to perform any obligation under this Agreement arising prior to such termination.

7.7 If, at the natural expiration of the term of this Agreement, any of VENDOR's personnel are engaged in work on one or more MERCK projects which are incomplete, MERCK may, at its option, require VENDOR to continue to supply such personnel for such projects, at the rates and on the terms specified in this Agreement, until such projects are complete.

ARTICLE 8: CONFIDENTIALITY/PROTECTION OF MERCK'S PROPRIETARY
           RIGHTS

8.1 VENDOR understands and agrees that all materials and information provided by MERCK or developed by VENDOR hereunder are valuable assets of MERCK and are to be considered MERCK's proprietary information and property.

8.2 VENDOR will treat the all materials and information provided by MERCK or developed by VENDOR hereunder with the degree of care necessary to insure that unauthorized disclosure does not occur

8.3 Except as is set forth in this Agreement, VENDOR will not use, disclose, make or have made any copies of any materials or information provided by MERCK or developed by VENDOR, in whole or in part, without MERCK's prior written approval.

8.4 VENDOR shall not be liable for disclosure or use of any materials or information provided by MERCK or developed by VENDOR hereunder which is:

         a. possessed by VENDOR prior to receipt from MERCK, other than through prior disclosure by MERCK;




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         b.       published or available to the general public otherwise
                  than through a breach of this Agreement; or

         c. obtained by VENDOR from a third party with a valid right to make such disclosure, provided that said third party is not under a confidentiality obligation to MERCK.

8.5 In the event that VENDOR is required by judicial or administrative process to disclose any information or materials required to be held confidential hereunder, VENDOR shall promptly notify MERCK and allow MERCK a reasonable time to oppose such process before making disclosure.

8.6 VENDOR understands and agrees that any use or dissemination of information in violation of this Agreement will cause MERCK irreparable harm, will leave MERCK with no adequate remedy at law and shall entitle MERCK to injunctive relief.

ARTICLE 9:  WARRANTIES

9.1 VENDOR warrants that the product of the work performed hereunder will not violate or conflict with any intellectual property rights of any third persons including, but not limited to, said persons' copyrights, patents and trademarks.

9.2 VENDOR warrants that VENDOR's work hereunder will not contain any modules designed or intended to disable any software or hardware, encrypt data, corrupt memory, or in any way hinder MERCK's full use of any system, hardware, software or equipment.

9.3 VENDOR will only access MERCK computer facilities following a request by MERCK to do so. Access will be made using an account name and password supplied by MERCK. VENDOR warrants that access to this system will not be attempted by any other means.

ARTICLE 10:  PATENT, TRADEMARK AND COPYRIGHT INDEMNIFICATION

10.1 MERCK will notify VENDOR, in writing, of any claim against MERCK that any part of the product of the work performed hereunder by VENDOR infringes a United States patent or copyright.




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10.2     Upon being notified of any action brought against MERCK based on a claim that the product of the work performed hereunder infringes a United States patent or copyright, VENDOR, at VENDOR's sole cost, shall defend MERCK in said action, perform any negotiations for settlement or compromise of the action and pay any and all settlements reached and/or costs and damages awarded in any such action, including reasonable attorney's fees. MERCK will provide reasonable assistance if requested by VENDOR, at no expense to MERCK. VENDOR shall also (i) obtain for MERCK the right to use such product, (ii) modify the product so as to render it non-infringing or (iii) if (i) and (ii) are not possible, refund all amounts paid by MERCK hereunder for such product.

ARTICLE 11: LIMITATION OF LIABILITIES

11.1 Except for violation by VENDOR of Articles 3, 8, 9, and 10 herein, neither party shall be liable to the other for special, indirect, consequential or incidental losses or damages of any kind or nature whatsoever, including but not limited to lost profits, lost records or data, lost savings, loss of use of facility or equipment, loss by reason of facility shut-down or non-operations or increased expense of operations, or other costs, charges, penalties, or liquidated damages, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such loss or damage or if such loss or damage could have been reasonably foreseen.

ARTICLE 12: DISPUTE RESOLUTION

12.1 Any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled through good faith negotiation between the parties. In the event that said negotiations are not successful, the controversy, claim, or dispute shall be resolved through arbitration before three (3) arbitrators. Such arbitration shall take place in Newark, New Jersey and shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the laws of the State of New Jersey without regard to the provisions thereof concerning conflict of laws. Within seven (7) calendar days of either party making a demand for arbitration, -MERCK and VENDOR shall each select one (1) arbitrator. The third arbitrator shall be designated by the arbitrators selected by the parties within thirty (30) days of the demand for arbitration. If any arbitrator is not selected within the prescribed time period either party may apply to the president of the American Arbitrators Association for the appointment of such arbitrator. The determination of the majority of the arbitrators shall be binding regardless of



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         whether one of the parties fails or refuses to participate in the arbitration and said determination shall be enforceable by any court of competent jurisdiction. All costs and expenses of the arbitration (including fees of the arbitrators) shall also be split equally between the parties.

ARTICLE 13 ASSIGNMENT

13.1 Neither party may assign any rights or delegate any obligations created by this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the heirs, successors, legal representatives and valid assigns of the parties.

ARTICLE 14: TAXES

14.1 To the extent that the goods or services to be provided hereunder are subject to any sales, use, rental, personal property and any other taxes, payment of said taxes is MERCK's responsibility and said taxes have been included in the payment terms referred to in Article 4 of this Agreement. VENDOR shall be liable for any and all taxes on any and all income it receives from MERCK under this Agreement.

ARTICLE 15: AUDIT

15.1 VENDOR's records, which shall include, but not be limited to, accounting records, time sheets, written policies and procedures, test results, reports, correspondence, memoranda and any other documentation relating to this Agreement, shall upon three business days prior notice be open to inspection and subject to audit and/or reproduction, during normal working hours, by MERCK or its authorized representative to the extent necessary to adequately evaluate claims submitted by VENDOR, required by governmental authorities or desirable for any other valid business purpose. For the purpose of such audits, inspections, examinations and evaluations, MERCK or its authorized representative shall have access to said records beginning on the effective date of this Agreement and continuing until five (5) years after the date of final payment by MERCK to VENDOR pursuant to this Agreement.

ARTICLE 16: FORCE MAJEURE

16.1 Neither party hereto shall be considered in default in the performance of its obligations hereunder, except the obligation to make payments hereunder, to the extent that the performance of any such obligation is prevented or delayed by any cause, existing or future, which has neither



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         been caused nor contributed to by such party, and which is beyond the reasonable control of such party.

ARTICLE 17: GOVERNING LAW

17.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

ARTICLE 18: SEVERABILITY

18.1 If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall Continue in full force and effect.

ARTICLE 19: SURVIVAL BEYOND COMPLETION

19.1 Unless expressly limited herein or in a subsequent writing by the parties, the terms, provisions, representations and warranties contained in this Agreement shall survive MERCK's final acceptance of the goods and services to be provided or performed herein for a period of ten (10) years.

ARTICLE 20: RESERVATION OF RIGHTS

20.1 Neither party's delay or failure in enforcing any of right or remedy afforded hereunder or by law shall prejudice or operate to waive that right or remedy or any other right or remedy which it shall have available; nor shall any such failure or delay operate to waive either party's rights to any remedies due to a future breach of this Agreement, whether of a like or different character.

ARTICLE 21: ENTIRE AGREEMENT

21.1 This Agreement together with MERCK's Purchase Order and Contractor Request Form referred to in Article I constitutes the entire agreement between the parties hereto and supersedes any previous agreements or understandings whether oral or written. The printed terms and conditions contained in any other purchase orders, invoices or other documents issued by MERCK or VENDOR with respect to this Agreement, whether previously or in the future, shall be of no effect and shall be superseded by, this Agreement.

21.2 No modification or waiver of the provisions of this Agreement shall be valid or binding on either party unless in writing and signed by both parties.

ARTICLE 22: REVIEW BY LEGAL COUNSEL




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22.1     Each of the parties agrees that it has had the opportunity to have this
         Agreement reviewed by their respective legal counsel. Accordingly, the rule of construction that any ambiguity in this Agreement is to be construed against the drafting party shall not apply.

ARTICLE 23: NOTICES

23.1 Any notice given hereunder shall be sent in writing by certified mail, return receipt requested or be overnight courier service which provides a delivery receipt to the other party's business address set forth on the first page or to such other address as such party shall most recently have designated in writing and shall be addressed to the attention of such person as such party shall most recently have designated un writing. Such notices shall be effective when received. Notices directed to VENDOR shall be sent to:

                  ---------------------------------------------

                  ---------------------------------------------

                  ---------------------------------------------

                  ---------------------------------------------



Notices directed to MERCK shall be sent to:

     Executive Director, Information Technology Procurement
     Merck & Co., Inc.
     One Merck Drive
     PO Box 100
     Whitehouse Station, NJ 08889-0100

with a copy to the Office of the Secretary at MERCK's business address first set forth above. The date of such notice shall be the date on which the notice is received.




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               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.




MERCK & CO., INC.

BY:



TITLE:



DATE:




JUDGE TECHNICAL SERVICES, INC.


BY:


TITLE:


DATE: